Exhibit 99.5

FORM

SPEEDWAY MOTORSPORTS, INC.

2013 STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This Performance-Based Restricted Stock Unit Agreement (the “Restricted Stock Unit Agreement”) is entered into as of <Date Granted> between SPEEDWAY MOTORSPORTS, INC., a Delaware corporation (the “Company”), and <Name> (the “Recipient”).

WHEREAS, the Company has established the Speedway Motorsports, Inc. 2013 Stock Incentive Plan (the “Plan”), pursuant to which the Company may, from time to time, make grants of restricted stock units to eligible employees and other individuals providing services to the Company and its Subsidiaries; and

WHEREAS, in consideration for the Recipient’s service to the Company and/or its Subsidiaries, the Company has determined to grant the Recipient a certain number of restricted stock units representing the contingent right to receive [a certain number of shares] [the value of a certain number of shares] of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), pursuant to the terms and conditions of the Plan and this Restricted Stock Unit Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.            Grant of Restricted Stock Units. In consideration for the Recipient’s service to the Company and/or its Subsidiaries and subject to the terms and conditions set forth in this Restricted Stock Unit Agreement and the Plan, the Company hereby grants to the Recipient _______________ (____) restricted stock units (the “Target Grant”). As used in this Restricted Stock Unit Agreement, the term “Restricted Stock Units” shall mean the Target Grant or the Target Grant as adjusted pursuant to Section 2 below, as applicable at the given time.

2.            Vesting and Performance Conditions. The Restricted Stock Units shall remain subject to forfeiture until the expiration of the following periods: <insert vesting schedule>. The Restricted Stock Units shall vest <insert vesting schedule>. Vesting on any such date is subject to the Recipient’s continued service with the Company or its Subsidiaries through such date and subject to the other terms of this Restricted Stock Unit Agreement. The Restricted Stock also shall become fully vested as provided under the Plan in connection with a “Change in Control” [Include if applicable: ; provided, however, in the event this Restricted Stock Unit Agreement provides for a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), only if the Change in Control also constitutes a “change in control event” within the meaning of Treasury Regulations under Section 409A of the Code]. The Restricted Stock Units are also subject to forfeiture based upon the performance-based criteria set forth below, and may also be further subject to forfeiture as set forth in the Plan or elsewhere in this Restricted Stock Unit Agreement.

The Target Grant of Restricted Stock Units also shall be subject to forfeiture based on <insert performance-based criteria>.

3.            Termination of Service. If the Recipient incurs a Termination of Service, all Restricted Stock Units not vested at the time of such termination shall be immediately and automatically forfeited by the Recipient.

4.            Settlement of Restricted Stock Units. Upon meeting the conditions in Section 2 (and subject to Section 3) above, the number of Restricted Stock Units that have become so vested shall be settled [in a single payment in the form of an equivalent number of shares of Common Stock] [in a cash payment equal to the Fair Market Value of the shares of Common Stock with respect to which the Restricted Stock Units were granted] within 30 days after the date of such vesting event [Include if applicable: provided, however, in the event this Restricted Stock Unit Agreement provides for a deferral of compensation under Section 409A of the Code, and settlement of the Restricted Stock Units is triggered by the Recipient’s separation from service (within the meaning of Section 409A of the Code), payment shall not be made until the expiration of six full calendar months following such separation from service unless earlier payment would comply with Section 409A of the Code]. [Include any different or additional terms.]

5.            Dividend Equivalents. [If applicable, describe the form, time of payment and other terms of dividend equivalents to be received if the Board of Directors declares a cash dividend with respect to the Common Stock, as specified by the Compensation Committee in accordance with the Plan.]

6.            Restrictions on Transferability. The Recipient may not sell, assign, convey, pledge, exchange, hypothecate, alienate or otherwise dispose of or transfer the Restricted Stock Units in any manner. No assignment, pledge or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective; but immediately upon any such attempt to assign, pledge or otherwise transfer the Restricted Stock Units, the Restricted Stock Units shall be forfeited.

7.            Company Policies. The Restricted Stock Units are subject to the terms and conditions of any policy regarding clawbacks, forfeitures, or recoupments adopted by the Company from time to time. Without limiting the foregoing, by acceptance of the Restricted Stock Units, the Recipient agrees to repay to the Company or any Subsidiary any amount that may be required to be repaid under any such policy.

8.            Forfeiture Procedures. In the event of any forfeiture of the Restricted Stock Units, such forfeiture shall be automatic and without further act or deed by the Recipient. Notwithstanding the foregoing, if requested by the Company (or its agent), the Recipient shall execute such documents (including, without limitation, a power of attorney in favor of the Company) and take such other action deemed necessary or desirable by the Company to evidence such forfeiture.

9.            Tax Matters (Withholding). The Recipient shall pay or make provision for payment to the Company or its Subsidiary, as applicable, through payroll or other withholding (which withholding the Recipient hereby authorizes) or other means acceptable to the Committee and permissible under the Plan, the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Restricted Stock Units (including, without limitation, vesting events and the payment of dividend equivalents). If other satisfactory arrangements have not been made by the Recipient and unless otherwise provided by the Committee, the Recipient may elect to have the Company retain from any Common Stock otherwise deliverable to the Recipient upon vesting of the Restricted Stock Units such number of shares with a fair market value equal to the statutory minimum required withholding amount. The determination of the withholding amounts due in such event shall be made by the Company and its Subsidiaries and shall be binding upon the Recipient. The Company shall not be required to deliver any shares of Common Stock unless the Recipient has made acceptable arrangements to satisfy any such withholding requirements. Nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.

THE RECIPIENT ACKNOWLEDGES THAT THE RECIPIENT IS RESPONSIBLE FOR, AND IS ADVISED TO CONSULT WITH THE RECIPIENT’S OWN TAX ADVISORS REGARDING, THE TAX CONSEQUENCES TO THE RECIPIENT THAT MAY ARISE IN CONNECTION WITH THE RESTRICTED STOCK UNITS.

10.           No Rights as Stockholder Prior to Settlement. The Recipient shall have no rights as a stockholder of the Company with respect to any shares of Common Stock represented by the Restricted Stock Units until the Recipient shall have become the holder of record of such Common Stock. Except as otherwise provided in this Restricted Stock Unit Agreement, no adjustments shall be made for distributions (whether in cash, units, securities or other property) by the Company or other rights for which the record date is prior to the date that the Recipient shall have become the holder of record of such shares of Common Stock.

11.           Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or similar transaction or other change in corporate capitalization affecting the Common Stock, equitable adjustments and/or substitutions, as applicable, will be made to the outstanding Restricted Stock Units by the Committee to prevent the dilution or enlargement of rights. The Committee also will make adjustments in its discretion to eliminate any resulting fractional shares.

The existence of the Restricted Stock Units does not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

12.           Nature of Arrangement. The Recipient’s rights under this Restricted Stock Unit Agreement shall be only contractual in nature unsecured by any assets of the Company or any Subsidiary. The Company shall not be required to segregate any specific funds, assets or other property with respect to the Restricted Stock Units. To the extent that this Restricted Stock Unit Agreement provides for a deferral of compensation within the meaning of Section 409A of the Code, this Restricted Stock Unit Agreement is intended to comply with Section 409A of the Code and shall be interpreted consistent with such intent. Any right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments in accordance with Section 409A of the Code. Notwithstanding the foregoing, the Company does not guarantee to the Recipient that this Restricted Stock Unit Agreement complies with or is exempt from Section 409A, and shall not indemnify or hold harmless the Recipient with respect to any tax consequences that arise from any failure to comply with or meet an exemption under Section 409A of the Code.

13.           Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Recipient pursuant to this Restricted Stock Unit Agreement unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Restricted Stock Unit Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to any Common Stock that may be issued pursuant to this Restricted Stock Unit Agreement. The Company may require that the Recipient make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

14.           Personal Data. The Recipient acknowledges that Plan participation and receipt of awards under the Plan (including the Restricted Stock Units) involve the use and transfer, in electronic or other form, of personal data about the Recipient between and among the Company, its Subsidiaries and third-party service providers. This data may include, but is not limited to, the Recipient’s name, home address, telephone number, date of birth, social security number, information regarding securities of the Company held by such Recipient, and details of awards granted to the Recipient under the Plan, including the Restricted Stock Units. By accepting the Restricted Stock Units, the Recipient consents and agrees that the Company and its Subsidiaries may transfer such data to third parties assisting the Company in the administration and management of the Plan, the Restricted Stock Units and the Recipient’s participation in the Plan, including any requisite transfer of such data to a broker or other third party with whom the Company or the Recipient may deposit any shares of Common Stock.

15.           Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this Restricted Stock Unit Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any determination or interpretation by the Committee in connection with this Restricted Stock Unit Agreement shall be final, binding and conclusive on all parties affected thereby.

16.           Miscellaneous.

(a)           Binding on Successors and Representatives. Subject to the transfer restrictions applicable to the Recipient hereunder and other conditions hereof, this Restricted Stock Unit Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Recipient’s heirs, executors, administrators, personal representatives, and assigns; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument that may be necessary legally to effect the terms and conditions of this Restricted Stock Unit Agreement.

(b)           No Employment Rights. Nothing contained in this Restricted Stock Unit Agreement shall confer upon the Recipient any right to continue in the employ or service of the Company or any Subsidiary nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate the Recipient’s employment by, or performance of services for, the Company or Subsidiary at any time.

(c)           Entire Agreement. This Restricted Stock Unit Agreement together with the Plan constitute the entire agreement of the parties with respect to the Restricted Stock Units and supersede any previous agreement, whether written or oral, with respect thereto. This Restricted Stock Unit Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Restricted Stock Unit Agreement and the terms of the Plan, the terms of the Plan shall control.

(d)           Amendment. Except as otherwise provided below or in the Plan, neither this Restricted Stock Unit Agreement nor any of the terms and conditions herein set forth may be altered or amended orally, and any such alteration or amendment shall be effective only when reduced to writing and agreed to by each of the parties hereto. Notwithstanding the foregoing, to the extent applicable, it is intended that this Restricted Stock Unit Agreement comply with the provisions of Section 409A of the Code. The Company or the Committee may, without obtaining the Recipient’s written consent, amend this Restricted Stock Unit Agreement in any respect either deems necessary or advisable to comply with Section 409A of the Code and applicable regulations and guidance thereunder and/or to prevent this Restricted Stock Unit Agreement from being subject to Section 409A of the Code.

(e)           Construction and Definitions. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires. Capitalized terms not otherwise defined in this Restricted Stock Unit Agreement shall have the meanings given to them in the Plan.

(f)           Notices. All notices, requests and amendments under this Restricted Stock Unit Agreement shall be in writing, and notices shall be deemed to have been given (i) if delivered by hand, when so delivered, (ii) if sent by overnight express service, one (1) business day after delivery to such service, or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office:

(A)           if to the Company, at the following address:

Speedway Motorsports, Inc.
5401 E. Independence Blvd.
Charlotte, North Carolina 28212

Attention: General Counsel

or at such other address as the Company shall designate by notice.

(B)           if to the Recipient, to the Recipient’s address appearing in the Company’s records, or at such other address as the Recipient shall designate by written notice to the Company as provided above.

(g)           Governing Law. This Restricted Stock Unit Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or related to this Restricted Stock Unit Agreement shall be instituted in the state or federal courts sitting in Mecklenburg County, North Carolina.

(h)           Electronic Delivery and Acknowledgement. The Recipient acknowledges and agrees that the Company may, in its discretion, deliver documents related to the Restricted Stock Units and participation in the Plan (including, without limitation, this Restricted Stock Unit Agreement, Plan documents and disclosures that may be required by the Securities and Exchange Commission) by electronic means, including through an on-line or electronic system (including by posting them on a website) established and maintained by the Company or a third party designated by the Company, and the Recipient consents to receive documents in such manner. Regardless of whether the Company delivers and permits or requires acceptance of this Restricted Stock Unit Agreement electronically, the Recipient agrees to be bound by all terms and provisions of this Restricted Stock Unit Agreement and the Plan.

(i)            Severability. The invalidity or unenforceability of any particular provision of this Restricted Stock Unit Agreement shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement effective as of the day and year first written above.

SPEEDWAY MOTORSPORTS, INC.	RECIPIENT: <NAME>

By:

Title:

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